Exhibit 5.25

Avenue Louise 149     b 16     B - 1050 Brussels     Belgium

T   +32 (0)2 542 09 60     F   +32 (0)2 542 09 61

Our ref	Brussels/020/025075-00005/FZW/MLB	18 June 2010
Your ref

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

Registration Statement on Form S-4 (File No. 333-167635)

$750,000,000 aggregate principal amount of 12% Senior Secured Notes due 2015

Ladies and Gentlemen,

We have acted as special Belgian counsel for Global Crossing Limited (the “Issuer”) and the Issuer’s direct and indirect subsidiaries domiciled in Belgium and identified on Annex I attached hereto (the “Belgium Guarantors”) in connection with the filing of the Registration Statement on Form S-4 originally filed on June 18, 2010 under Registration Number 333-167635 by the Issuer and its co-registrants listed therein (collectively, together with the Belgium Guarantors, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, as the same may be amended from time to time (the “Registration Statement”) relating to the proposed issuance of (a) $750,000,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2015 (the “New Notes”) and (b) the guarantees of the New Notes by the Guarantors pursuant to Article 11 of the Indenture referred to below (collectively, the “Guarantees”). The New Notes are to be issued and guaranteed pursuant to the terms of the Indenture filed as Exhibit 4.22 to the Registration Statement (the “Indenture”) among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. Upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange up to $750,000,000 in aggregate principal amount of New Notes and the related Guarantees for any and all of the Issuer’s outstanding 12% Senior Secured Notes due 2015 and the guarantees thereof by the Guarantors.

For the purpose of giving this Opinion we have examined and relied upon the following documents:

a.	the Indenture, including the guarantee set forth therein;

b.	the Registration Statement;

c.	the latest coordinated articles of association of Global Crossing PEC Belgium BVBA dated 21 September 2009 and the coordinated articles of association of Global Crossing België BVBA dated 4 December 2003 (the “Governing Documents”);

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d.	a pdf copy of the executed Board of Directors’ minutes Global Crossing PEC Belgium BVBA dated 21 September 2009 and a pdf copy of the executed resolution of the liquidator of Global Crossing België BVBA dated 22 September 2009, containing the resolutions approving, amongst others, the Indenture;

e.	a pdf copy of the executed directors’ certificate of Global Crossing PEC Belgium BVBA dated 21 September 2009;

f.	an extract of the Crossroads Bank for Enterprises for each of the Belgium Guarantors dated 10 June 2010;

g.	a certificate of non-bankruptcy for each of the Belgium Guarantors dated 10 June 2010; and

h.	all publications in the Annexes to the Belgian Official Gazette for each of the Belgium Guarantors until the date of the Indenture.

In making our examination of records, documents, agreements and certificates we have assumed the authenticity of all documents submitted to us as originals, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Belgium Guarantors) and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates.

In rendering our Opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Belgium Guarantors. With regard to the commercial registry excerpts we have assumed that all information capable of recording has been recorded.

We have examined the laws of Belgium as currently applied by Belgian courts and as far as in our judgment was necessary for the purpose of this Opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this letter, as to the laws of any jurisdiction other than Belgium. This Opinion is governed by and shall be construed in accordance with Belgian law.

Based upon and subject to the assumptions set out herein and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

1.	Each of the Belgium Guarantors is duly organized, validly existing and in good standing under the laws of Belgium and has the corporate power and authority to execute, deliver and perform the Indenture, including the Guarantees of the New Notes by the Belgium Guarantor contained therein. However, Global Crossing België BVBA has resolved to enter into liquidation (vereffening) on 23 December 2008 and the liquidation is still ongoing.

2.	Each of the Belgium Guarantors has all requisite corporate or other statutory power and authority to duly execute, deliver and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture, including the Guarantees set forth therein, by each of the Belgium Guarantors have been duly authorized by all necessary corporate action of each such Belgium Guarantor.

4.	Each of the Belgium Guarantors has duly executed and delivered the Indenture.

We express no opinion on the validity, actual performance and enforcement of the obligations of the parties under the Indenture and the Registration Statement and in particular we express no opinion as to whether the conclusion of the Indenture and the Registration Statement is in the corporate interest (vennootschapsbelang) of each of the Belgium Guarantors.

In relation to Global Crossing België BVBA: As from the time a company is dissolved and has resolved to enter into liquidation, the company still exists but its activities are in principle limited to pay the existing debts and to share the assets between the creditors and the shareholders. Even though the liquidator of Global Crossing België BVBA is authorised to perform all the acts provided for under articles 186 and 187 of the Companies’ Code (including the granting of a guarantee as contemplated in the Indenture), such acts may only be carried out on a temporary basis and with a view of improving the payment of the creditors of Global Crossing België BVBA and/or the transfer or sale of its assets and/or the progress of its liquidation. The capacity of Global Crossing België BVBA to enter into the Agreements and to perform its obligations thereunder could be successfully challenged if these conditions are not met. In addition, the entry into liquidation of Global Crossing België BVBA has created a situation of concursus on its assets.

This Opinion is for your benefit and may also be relied upon by your special counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Simmons & Simmons
Simmons & Simmons

Annex I

List of Belgium Guarantors

1.	Global Crossing PEC Belgium BVBA, having its registered office at Kouterveldstraat 15, B-1831 Diegem and registered in the register of legal entities under number 0464.777.577 (RPR Brussels).

2.	Global Crossing België BVBA, in liquidation, having its registered office at Kouterveldstraat 15, B-1831 Diegem and registered in the register of legal entities under number 0473.497.481 (RPR Brussels).

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